Exhibit 10 (a)

SEVERANCE AGREEMENT
AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Larry V. Sorensen, Executive Vice President of Sonoma National Bank (referred to herein as the “Bank”) and Chief Financial Officer (referred to herein as “Officer”) of Northern Empire Bancshares, a California Corporation (referred to herein as the “Company”) and the Company and the Bank.

RECITALS

WHEREAS, Officer’s employment with the Company and the Bank shall cease by mutual agreement of the parties, effective September 29, 2006 (the “Separation Date”);

WHEREAS, Officer does not have pending against the Company or any of its affiliated, related, parent or subsidiary corporations (including, without limitation, the Bank) or any of its or their directors, officers, employees, shareholders or agents (collectively referred to herein as the “Released Parties”) and the Company does not have pending against Officer any claim, charge or action in or with any federal, state or local court or administrative agency; and

WHEREAS, Officer understands that Officer may have at least 21 days from the Separation Date in which to consider the Agreement, and that after executing the Agreement, Officer has an additional 7 days after signing to revoke the Agreement. Officer further understands that this Agreement shall not become effective or enforceable until the revocation period has expired.

WHEREAS, Officer and the Company and the Bank desire to settle fully and finally all existing and/or potential differences between them;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by and between the parties as follows:

AGREEMENT

1.	Severance Sum.

a.    As consideration supporting this Agreement, the Company agrees to pay Officer the gross sum of Two Hundred Forty Thousand Dollars (“Severance Sum”), which Officer otherwise would not be entitled to receive. The Severance Sum will be paid in one lump sum payment. The Severance Sum shall be subject to all applicable withholdings and deductions required by federal and state law. Payment of the Severance Sum shall be made within 5 calendar days after the 7-day revocation period has expired.

b.    Officer agrees that payment of the Severance Sum and the accelerated vesting of stock options under Paragraph 19 below shall constitute the entire amount of economic consideration provided to Officer under this Agreement and that Officer will not seek any further compensation for any claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement.

c.    Conditional Nature of Severance Payment. Officer’s right to payment of the Severance Sum set forth in 1(a) above (to the extent Officer is otherwise entitled to such payment) and right to accelerated vesting under Paragraph 19 below, shall be conditioned upon the return of all Company and Bank property by September 29, 2006, and upon Officer not directly or indirectly engaging in (whether as an officer, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), any of the following: (1) the disclosure of any Company or Bank trade secrets, including but not limited to, any formula, pattern, compilation, program, device, method, technique, or process of the Company or Bank that is not generally known to the public to any person, and particularly not to any firm, corporation or business that competes with Company or Bank or is a customer of the Company or Bank (2) divulging any confidential information of the Company or Bank to any person or any such entity; (3) any act or conduct that would have the intended or reasonably foreseeable effect of wrongfully interfering with or disrupting any contractual or economic relationship(s) that the Company or Bank has with any other person or entity.

Officer agrees that breach of any of the above conditions shall constitute a material violation and breach of this Agreement.

2.    Non-admission. This agreement and compliance with this Agreement shall not be construed as an admission by either party of any liability whatsoever, or as an admission by any Released Party of any violation of the rights of Officer or any person, or a violation of any order, law, statute, duty or contract.

3.    Professional References. Any verbal or written request(s) for professional references regarding Officer shall be directed to the Human Resources Department of the Company, and only the following information will be provided by the Company: (1) Officer’ employment dates, (2) title, and (3) salary. Officer hereby authorizes the Company to provide such information upon request.

4.    Non-disparagement. Officer shall not disparage any of the Released Parties, or any representative, customer or supplier of the Company or the Bank, or any affiliate of the Company or the Bank. Similarly, the Bank and Company agree that its officers and directors will not disparage Officer. Notwithstanding the foregoing, any party may respond accurately and fully to any question, inquiry or request for information when required by legal process.

5.    Confidentiality. Officer understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Officer to any entity or person, for any reason, at any time, without prior written consent of the Company, unless required by law. Notwithstanding the foregoing, Officer may disclose the terms of this Agreement to Officer’s spouse, and for legitimate business reasons, to legal, financial, and tax advisors, who shall also be bound to maintain the confidentiality of this Agreement and its terms.

6.    Confidential Information. Officer shall not, for the benefit of any person or entity other than the Company or the Bank, disclose or use any information regarding the Company’s or the Bank’s business, officers, employees or customers, which was produced by any officer of the Company or the Bank in the course of employment with the Company or the Bank or otherwise produced or acquired by or on behalf of the Company or the Bank, and which is not properly in the public domain.

7.	Releases.

a.    In exchange for the benefits described in Paragraph 1, Officer and Officer’s successors and assigns, release and absolutely discharge the Released Parties of and from any and all claims, demands, actions and causes of action, which Officer now has, or at any other time had, or shall or may have against any of the Released Parties, whether now known or unknown, including, but not limited to, any and all claims for breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contract or prospective economic advantage; wrongful or unlawful demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, commissions, bonuses, benefits, vacation pay, severance pay, attorneys' fees, or any other compensation of any sort; defamation; discrimination or harassment on the basis of race, color, sex, sexual orientation, religion, national origin, ancestry, age, disability, medical condition or any other protected class or status; any claim under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et. seq., the Age Discrimination in Employment Act of 1967, as amended; the California Fair Employment and Housing Act, as amended; violation of the Occupational Safety and Health Act, or any other health/safety laws, statutes or regulations; violation of the Employee Retirement Income Security Act of 1974; violation of the Internal Revenue Code; violation of the federal Americans with Disabilities Act; violation of the federal Family and Medical Leave Act or California’s Family Rights Act; violation of Department of Labor regulations; violation of California’s Labor Code or Business and Professions Code; violation of any other applicable state, federal or local law; or any other alleged wrongful conduct by the Released Parties, including any claim related in any way to Officer’s employment or termination of employment with the Company or the Bank; provided, however, that the release contained herein shall not be construed in any way to release the Company or the Bank from any obligation to indemnify Officer pursuant to agreement or applicable law, including, but not limited to, any obligation regarding the advancement of costs.

b.    In addition, Officer expressly waives the provisions of Section 1542 of the Civil Code of the State of California, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

c.    The Officer understands and agrees that Officer:

i.    Has had at least a full twenty-one (21) days within which to consider this Agreement before executing it, or if Officer has executed this Agreement within less than twenty-one (21) days of the date of delivery to Officer, Officer acknowledges that such decision was entirely voluntary and that Officer had the opportunity to consider this Agreement for the entire twenty-one (21)-day period.

ii.    Has carefully read and fully understands all of the provisions of this Agreement.

iii.    Is, through this Agreement, releasing the Released Parties from any and all claims Officer may have against the Released Parties.

iv.    Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

v.    Knowingly and voluntarily intends to be legally bound by the same.

vi.    Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Officer’s choice prior to executing this Agreement.

vii.    Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

viii.    Understands that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

d.    The Bank and the Company hereby release and absolutely discharge Officer of and from any and all claims, demands, actions and causes of action, which the Bank or Company now has, or at any other time had against Officer, whether now known or unknown, that arise out of or are related to events, acts, conduct or omissions occurring prior to its signing this Agreement, including, but not limited to, all claims related to Officer’s employment with the Bank or Company or the termination of that employment; provided however, that this release shall not extend to: any claims that may arise after this Agreement is executed, including (without limitation) any claims for breach of this Agreement; and any claims arising at any time out of Officer’s obligations to protect the Company’s or the Bank’s proprietary or confidential information pursuant to agreement or applicable law.

8.    Acknowledgments and Representations. Officer acknowledges and represents that he has not suffered any discrimination or harassment by any of the Released Parties on account of his race, gender, national origin, religion, marital status, age, or any disability, medical condition or other characteristic protected by law. Officer acknowledges and represents that he has not been denied any leave to which he may have been entitled by law, and that he has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation or relief. He further acknowledges and represents that, except as expressly provided in this Agreement, he has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties has ever owed to him. He represents and warrants that all of the factual representations he makes herein, all of which induce the Company to enter into this Agreement, are true in all material respects.

9.    No Voluntary Assistance. Officer agrees that Officer will not in any manner encourage or willingly assist any person, including any past, present, or prospective employees or applicants for employment with the Company or the Bank, in filing or pursuing any lawsuit, claim or action against any of the Released Parties, in any state or federal court or before any state, federal, or governmental agency, except as Officer may be required by statutorily authorized process to give testimony or to provide documents at a legal proceeding, or to cooperate in any agency or legal proceeding as authorized by law.

9.    Assignment. Officer agrees that Officer will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Officer represents that Officer has not previously assigned or transferred any claims or rights released by Officer pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity as except as specifically enumerated in this Agreement.

10.    Integration. This Agreement, including Exhibits A, B and C, sets forth the entire agreement between the parties hereto and fully supersedes any and all prior or contemporaneous agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

11.     Modification. This Agreement may be modified, restated or otherwise changed only by a writing signed by Officer and the President of the Company. No oral representations or other acts shall give rise to an implied modification of this Agreement.

12.    Choice of Law. The validity, performance and all other matters pertaining to this Agreement shall be governed by the laws of the State of California, without regard to the conflict of laws rules of said state.

13.    Waiver. The failure or delay of any party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision. No waiver shall be valid unless in writing and signed by the party providing such waiver.

14.    Severability. If any provision of this Agreement or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, agreement, term or provision to situations or circumstances other than those as to which it is invalid or unenforceable shall not be affected; and each covenant, agreement, term or provision of this Agreement shall be valid and enforceable to the fullest extend permitted by applicable law. In such event, the parties shall negotiate in good faith to substitute for any such invalid or unenforceable provision a valid and enforceable provision which most nearly effects the parties’ original intent in entering into this Agreement.

15.    Consultation of Counsel. Each of the parties acknowledges that they have had the full opportunity to seek independent legal advice in respect to the contents of this Agreement and that they sign this Agreement voluntarily after having been offered such opportunity.

16.    Notice. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by registered mail to Officer’s last known residence or to the Company’s principal office, to the attention of the President of the Company, as the case may be.

17.    Arbitration. The parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the Rules of the American Arbitration Association (the “AAA”) governing employment dispute resolution, which shall apply except as modified below. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. There shall be a single arbitrator agreed upon mutually by the parties; but if they cannot agree upon the selection within forty-five (45) days after demand for arbitration is given by one party to the other, an arbitrator having reasonable experience in employment dispute resolution matters shall be selected in accordance with the applicable rules of the AAA. The arbitration shall be conducted in Sonoma County, California, or at the AAA facility closest to Sonoma County, unless otherwise mutually agreed by the parties. Each party shall pay its own attorneys’ fees and costs, except that the Company shall pay the fees and expenses related to the arbitration that the Officer would not generally be required to bear if Officer brought the same action in a court otherwise having jurisdiction. The arbitrator shall prepare a written decision and shall have the power to grant damages, remedies or relief that would be available in a court otherwise having jurisdiction of the matter, but no other damages, remedies or relief. Subject to the foregoing, the arbitrator shall have the power to determine if any issue is arbitrable under this Agreement. BY SIGNING BELOW, EACH PARTY ACKNOWLEDGES THAT THE ARBITRATION PROVISION OF THIS AGREEMENT REQUIRES THE PARTY TO GIVE UP RIGHT TO HAVE THE DISPUTE LITIGATED IN A COURT AND/OR THE RIGHT TO A JURY TRIAL. Nothing in this Agreement is intended to prevent either Officer or the Company or the Bank from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

18.    Voluntary Agreement. Officer has fully reviewed the terms of this Agreement, acknowledges that Officer understands the terms of this Agreement, and states that Officer is entering into this Agreement knowingly, voluntarily and in full settlement of any and all claims that Officer may have as a result of Officer’s employment with Company or the Bank.

19.    Vesting of Stock Options. Upon the effective date of this Agreement, following all periods within which Officer may revoke this Agreement, all stock options held by Officer shall become fully vested and exercisable by the Officer, subject to (a) compliance with the Company’s Trading Policy (a copy of which is attached as Exhibit A), including applicable ‘blackout periods’; (b) securities laws and regulations applicable to Officer as an ‘affiliate’ of the Company; and (c) the Company’s 1997 Stock Option Plan (a copy of which is attached as Exhibit B) and Officer’s Stock Option Agreement(s) (a copy of which is attached as Exhibit C), including any applicable exercise periods. It is further understood and agreed that the Company is not providing any representations or assurances as to any tax treatment with respect to the exercise of any of Officer’s stock options or the sale of any shares received upon exercise. Officer acknowledges that he has the opportunity to seek the advice of his own tax advisor with respect to the tax effects and/or treatment of any exercise of his stock options and/or sale of stock received upon exercise.

20.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original.

Dated:	September 26, 2006	/s/ Larry V. Sorensen
Larry V. Sorensen

Dated:	September 29 ,2006	SONOMA NATIONAL BANK and NORTHERN EMPIRE BANCSHARES

		By:	/s/ Deborah Meekins
Deborah Meekins
President and Chief Executive Officer